Exhibit 99.1
Hawthorn Bancshares Reports Fourth Quarter and Full Year 2021 Results
2021 Highlights
•Net income of $22.5 million, or $3.40 per diluted share

•Net interest margin, fully taxable equivalent ("FTE") of 3.62%

•Return on average assets and equity of 1.30% and 16.46%, respectively

•Loans, excluding Small Business Paycheck Protection Program ("PPP") loans, increased $70.1 million, or 5.7%, compared to the prior year

•Deposits increased $133.2 million, or 9.6%, compared to the prior year

Fourth Quarter Highlights

•Net income of $6.0 million, or $0.90 per diluted share

•Net interest margin, fully taxable equivalent ("FTE") of 3.67%

•Return on average assets and equity of 1.35% and 16.70%, respectively

Jefferson City, MO — January 28, 2022 — Hawthorn Bancshares, Inc. (NASDAQ: HWBK), (the “Company” or “HWBK”) reported net income of $22.5 million, or $3.40 per diluted share, for the year ended December 31, 2021, compared to $14.3 million, or $2.12 per diluted share, for the prior year.
The Company reported net income of $6.0 million for the fourth quarter 2021, an increase of $0.2 million compared to the linked third quarter 2021 (“linked quarter”) and an increase of $0.8 million from the fourth quarter 2020 (the "prior year quarter"). Earnings per diluted share (“EPS”) was $0.90 for the fourth quarter 2021 compared to $0.88 and $0.77 for the linked quarter and prior year quarter, respectively. Net income and EPS for the fourth quarter 2021 increased from the linked quarter due to negative provision expense resulting from the release of specific reserves, partially offset by higher non-interest expense, described in more detail below.
Cash dividends paid in 2021 of $0.56 per share increased $0.08 per share, or 17%, compared to $0.48 per share in 2020. The Company’s Board of Directors approved the Company’s quarterly dividend of $0.15 per common share for the first quarter of 2022, payable April 1, 2022 to shareholders as of record March 15, 2022.
Chairman David T. Turner commented, "Today, we celebrate 2021 as the year in which we delivered record-setting financial performance for the shareholders of Hawthorn Bancshares. For the full year 2021, we reported $22.5 million in net income, up $8.2 million, or 58% compared to 2020. While our reported results include some significant one-time gains from negative provision expense, and PPP fees, our underlying core earnings, which may be a better barometer of real growth were also strong. Our asset quality for some specific troubled credits also continues to improve, consistent with our expectations as our borrowers navigate through the protracted economic recovery. Non-performing loans totaled $25.5 million at the end of 2021, down $9.1 million from $34.6 million at the end of 2020."

Turner continued, "While much has been learned over the past almost two years since the pandemic became a reality, this next year will also present some new headwinds, challenges and opportunities for our bank and the overall financial services industry.

Our team of bankers has demonstrated the ability to excel in the delivery of financial services to our customers in unprecedented times. I'm very proud of each and every banker and all that we have accomplished together.

We remain very optimistic for the future.

Here's to a safe, healthy, and prosperous 2022!"

Highlights
•Earnings – Net income for the full year 2021 was $22.5 million and EPS was $3.40, compared to net income of $14.3 million and EPS of $2.12 for the prior year. Net income in the fourth quarter 2021 was $6.0 million and EPS was $0.90, compared to net income of $5.2 million and EPS of $0.77 for the prior year quarter.
•Net interest income and net interest margin – Net interest income for the full year 2021 was $58.5 million and net interest margin, on an FTE basis, was 3.62% compared to net interest income of $53.3 million and net interest margin, on an FTE basis, of 3.48% for the prior year. Net interest income includes PPP fee income which amounted to $5.4 million for the full year 2021, compared to $1.8 million for 2020, an increase of $3.6 million. Net interest income of $15.1 million for the fourth quarter 2021, decreased $0.3 million from the linked quarter, and increased $1.5 million from the prior year quarter. Net interest margin, on an FTE basis, was 3.67% for the fourth quarter, a decrease from 3.78% for the linked quarter, and an increase from 3.40% for the prior year quarter.
•Loans – Loans held for investment increased by $19.3 million, or 1.5%, equal to $1.3 billion as of December 31, 2021 as compared to the linked quarter. Year-over-year, loans grew $15.2 million, or 1.2%, from $1.3 billion as of December 31, 2020.
•Asset quality – Non-performing loans totaled $25.5 million at December 31, 2021, a decrease of $7.3 million from $32.8 million at the end of the linked quarter primarily due to returning a few large non-accrual loans to accrual status described in more detail below. The allowance for loan losses to total loans was 1.30% at December 31, 2021, compared to 1.48% at September 30, 2021 and 1.41% at December 31, 2020.
•Deposits – Total deposits increased by $105.8 million, or 7.5%, equal to $1.5 billion as of December 31, 2021 as compared to the linked quarter. Year-over-year deposits grew $133.2 million, or 9.6%, from $1.4 billion as of December 31, 2020.
•Capital – Total shareholder’s equity was $149.0 million and the common equity to assets ratio was 8.13% at December 31, 2021 as compared to 8.00% and 7.53% from the linked quarter and the prior year quarter, respectively. Regulatory capital ratios remain “well-capitalized”, with tier 1 leverage ratio of 11.01% and a total risk-based capital ratio of 14.79% at December 31, 2021.
The Company's 2019 Repurchase Plan was amended during the second quarter 2021 to authorize the purchase of up to $5.0 million in market value of the Company's common stock. Management was given discretion to determine the number and pricing of the shares to be purchased, as well as the timing of any such purchases. During the fourth quarter 2021, there were no share repurchases pursuant to that authorization. As of December 31, 2021, $5.0 million remained available for share repurchase pursuant to that authorization.

Net Interest Income and Net Interest Margin
Net interest income for the full year 2021 was $58.5 million and net interest margin was 3.62%, on an FTE basis, compared to net interest income of $53.3 million and net interest margin, on an FTE basis, of 3.48% for the prior year. Net interest income of $15.1 million for the fourth quarter 2021, decreased $0.3 million from the linked quarter, and increased $1.5 million from the prior year quarter. Net interest margin, on a FTE basis, was 3.67% for the fourth quarter, compared to 3.78% for the linked quarter, and 3.40% for the prior year quarter.
Loans
Loans held for investment increased by $19.3 million, or 1.5%, to $1.3 billion as of December 31, 2021 as compared to the linked quarter and increased by $15.2 million, or 1.2%, from the prior year quarter. Included within loans held for investment are PPP loans. At December 31, 2021, PPP loans totaled $8.4 million, as compared to $25.9 million and $63.3 million at the end of the linked quarter and prior year quarter, respectively. Excluding PPP loans, loans held for investment at December 31, 2021 increased 2.9% as compared to the linked quarter, and 5.7% as compared to the prior year quarter.
The yield earned on average loans held for investment was 4.64%, on an FTE basis, for the fourth quarter 2021, compared to 4.81% for the linked quarter and 4.53% for the prior year quarter.
Asset Quality
Non-performing loans totaled $25.5 million at December 31, 2021, a decrease of $7.3 million from $32.8 million at the end of the linked quarter, primarily due to returning a few loans to accrual from non-accrual status. Non-performing loans to total loans was 1.96% at December 31, 2021, and 2.56% and 2.69% at the end of the linked quarter and prior year quarter, respectively.
At December 31, 2021, $3.0 million of the Company’s allowance for loan losses was allocated to impaired loans totaling $27.3 million, compared to $4.9 million of the Company's allowance for loan losses allocated to impaired loans totaling $34.7 million at the end of the linked quarter. At December 31, 2021, management determined that $16.6 million, or 61%, of total impaired loans required no reserve allocation compared to $11.9 million, or 34%, of total impaired loans at the end of the linked quarter primarily due to adequate collateral values.
In the fourth quarter 2021, the Company had net loan recoveries of $375,000 compared to net loan charge-offs of $106,000 in the linked quarter, and $51,000 of net loan charge-offs in the prior year quarter. The Company recognized a negative provision expense for credit losses of $(2.4) million for the fourth quarter 2021 compared to a provision expense of $0.3 million for the linked quarter and $0.4 million for the prior year quarter. The negative provision expense in the fourth quarter 2021 resulted primarily from the release of specific reserves totaling $2.7 million due to returning significant loan balances to accrual from non-accrual status or other collateral valuation adjustments.
The allowance for loan losses at December 31, 2021 was $16.9 million, or 1.30% of outstanding loans, and 66.4% of non-performing loans. At September 30, 2021, the allowance for loan losses was $18.9 million, or 1.48% of outstanding loans, and 57.7% of non-performing loans. At December 31, 2020, the allowance for loan losses was $18.1 million, or 1.41% of outstanding loans, and 52.4% of non-performing loans. The allowance for loan losses represents management’s best estimate of probable losses inherent in the loan portfolio and is commensurate with risks in the loan portfolio as of December 31, 2021.
Deposits
Total deposits at December 31, 2021 were $1.5 billion, an increase of $105.8 million, or 7.5%, from September 30, 2021, and an increase of $133.2 million, or 9.6%, from December 31, 2020. Growth in deposits over the linked quarter was positively impacted by the funding cycle of public funds depositors. Growth in year-over-year deposits is indicative of the higher savings rate and/or reserves customers have chosen in response to pandemic conditions.
Non-interest Income
Total non-interest income for 2021 was $16.4 million, an increase of $1.4 million, or 9.4%, from 2020. The primary reasons for the improvement were increases in bankcard income and fees of $0.8 million, plus real estate servicing fees of $0.6 million.
For the quarter ended December 31, 2021, total non-interest income was $3.7 million, equal to the linked quarter, and a decrease of $1.0 million, or 21.9%, from the prior year quarter. The change in the current quarter compared to the prior year quarter is primarily due to the decrease in the gain on sale of real estate mortgages of $1.5 million, or 53.1%.
Non-interest Expense
Non-interest expense for 2021 was $48.6 million, an increase of $3.5 million, or 7.9%, from 2020. Salaries and employee benefits expense contributed $1.5 million to the current increase. In addition, in the month of January 2022, mediation of an ongoing legal matter for which the bank was a defendant resulted in agreement on a full-and-final financial settlement requiring the bank to pay the plaintiff $1.5 million.
The fourth quarter 2021 non-interest expense was $13.5 million, an increase of $1.8 million, or 15.5% from the linked quarter, and an increase of $1.9 million, or 16.2%, from the prior year quarter. The fourth quarter efficiency ratio was 71.8% compared to 61.2%, and 63.5% for the linked quarter and prior year quarter, respectively.
Capital
The Company maintains its “well capitalized” regulatory capital position. At the end of the fourth quarter 2021, capital ratios were as follows: total risk-based capital to risk-weighted assets 14.79%, tier 1 capital to risk-weighted assets 13.59%, tier 1 leverage 11.01% and common equity to assets 8.13%.
[Tables follow]

FINANCIAL SUMMARY
(unaudited)
$000, except per share data

	Three Months Ended
	December 31,	September 30,	December 31,
Statement of income information:	2021	2021	2020
Total interest income	$16,378	$16,804	$15,498
Total interest expense	1,275	1,424	1,942
Net interest income	15,103	15,380	13,556
Provision for loan losses	(2,400)	300	400
Non-interest income	3,675	3,675	4,707
Investment securities gains, net	9	126	43
Non-interest expense	13,474	11,668	11,600
Pre-tax income	7,713	7,213	6,306
Income taxes	1,723	1,417	1,123
Net income	$5,990	$5,796	$5,183
Earnings per share:
Basic:	$0.90	$0.88	$0.77
Diluted:	$0.90	$0.88	$0.77

	For the Years Ended
	December 31,
Statement of income information:	2021	2020
Total interest income	$64,454	$62,985
Total interest expense	5,909	9,722
Net interest income	58,545	53,263
Provision for loan losses	(1,700)	5,800
Non-interest income	16,382	14,973
Investment securities gains, net	149	61
Non-interest expense	48,562	45,021
Pre-tax income	28,214	17,476
Income taxes	5,697	3,183
Net income	$22,517	$14,293
Earnings per share:
Basic:	$3.40	$2.12
Diluted:	$3.40	$2.12

FINANCIAL SUMMARY (continued)
(unaudited)
$000, except per share data

	December 31,	September 30,	December 31,
	2021	2021	2020
Key financial ratios:
Return on average assets (YTD)	1.30%	1.28%	0.88%
Return on average common equity (YTD)	16.46%	16.37%	11.74%
Return on average assets (QTR)	1.35%	1.33%	1.21%
Return on average common equity (QTR)	16.70%	16.49%	16.19%

Asset Quality Ratios
Allowance for loan losses to total loans	1.30%	1.48%	1.41%
Non-performing loans to total loans (a)	1.96%	2.56%	2.69%
Non-performing assets to loans (a)	2.76%	3.46%	3.64%
Non-performing assets to assets (a)	1.97%	2.56%	2.70%
Performing TDRs to loans	0.14%	0.15%	0.22%
Allowance for loan losses to
non-performing loans (a)	66.36%	57.65%	52.39%

Capital Ratios
Average stockholders' equity to average total assets (YTD)	7.89%	7.82%	7.48%
Period-end stockholders' equity to period-end assets (YTD)	8.13%	8.00%	7.53%
Total risk-based capital ratio	14.79%	15.01%	14.97%
Tier 1 risk-based capital ratio	13.59%	13.64%	13.37%
Common equity Tier 1 capital	10.22%	10.26%	10.00%
Tier 1 leverage ratio	11.01%	10.82%	10.19%
(a)Non-performing loans include loans 90 days past due and accruing and non-accrual loans.

	December 31,	September 30,	December 31,
Balance sheet information:	2021	2021	2020
Total assets	$1,831,550	$1,738,652	$1,733,731
Loans held for investment	1,302,133	1,282,820	1,286,967
Allowance for loan losses	(16,903)	(18,929)	(18,113)
Loans held for sale	2,249	4,576	5,099
Investment securities	316,278	284,543	204,383
Deposits	1,516,820	1,411,059	1,383,606
Total stockholders’ equity	$148,956	$139,094	$130,589

Book value per share	$22.51	$21.02	$19.36
Market price per share	$25.94	$23.16	$21.06
Net interest spread (FTE) (YTD)	3.45%	3.43%	3.25%
Net interest margin (FTE) (YTD)	3.62%	3.60%	3.48%
Net interest spread (FTE) (QTR)	3.52%	3.62%	3.21%
Net interest margin (FTE) (QTR)	3.67%	3.78%	3.40%
Efficiency ratio (YTD)	64.81%	63.49%	65.98%
Efficiency ratio (QTR)	71.75%	61.23%	63.52%
About Hawthorn Bancshares
Hawthorn Bancshares, Inc., a financial-bank holding company headquartered in Jefferson City, Missouri, is the parent company of Hawthorn Bank of Jefferson City with locations in the Missouri communities of Lee's Summit, Liberty, St. Louis, Springfield, Independence, Columbia, Clinton, Osceola, Warsaw, Belton, Drexel, Harrisonville, California and St. Robert.
Contact:
Hawthorn Bancshares, Inc.
Stephen E. Guthrie
Chief Financial Officer
TEL: 573.761.6100
Fax: 573.761.6272
www.HawthornBancshares.com
Statements made in this press release that suggest Hawthorn Bancshares' or management's intentions, hopes, beliefs, expectations, or predictions of the future include "forward-looking statements" within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in such forward-looking statements is contained from time to time in the Company's quarterly and annual reports filed with the Securities and Exchange Commission.